Exhibit 10.26

Feb. 1. 2022
Executed Employment Agreement
Amendment #1
This Amendment #1 (“Amendment”) effective February 1, 2021, to the Executive Employment Agreement (the “Agreement”) effective Jan. 1, 2020, (the “Effective’) date by and between Stabilis Energy Inc. (the “Company”) and James G. Aivalis (the “Employee”) is here by amended follows:
WITNESSETH

WHEREAS, the Parties have previously entered into the Agreement and wish to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Employee, intending to be legally bound, hereby agree to amend the Agreement as follows:

1) Section 10(b) will be changed to:
(b) Consulting Services. The Company will retain Employee as a consultant, to provide up to 20 hours of consulting services per month to the Company. The Company will play Employee a monthly consulting fee of $12,000. The monthly consulting fee will be prorated for any partial month and will be payable in arrears within 10 days following the Company’s receipt of Employee’s monthly invoice setting forth the services provided by the employee during the preceding month. The parties may extend the term of the Employee’s consulting services on mutual agreement. The Company has no obligation to continue retaining the employee following the one-year period following the Termination date. Should the consultant exceed the 20 hours of services requested by the Company and accepted by the consultant, then a $200.00 per hour consulting fee will be charged to the Company. Any other direct expenses required by the consultant fulfill the consultant’s obligations to the Company will be pre-approved by the Company and invoiced by consultant accordingly as required.
2) Except as provided in this Amendment, all terms, conditions, and provisions of the Agreement shall continue in full force and effect and shall remain unaffected and unchanged.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by the following authorized officials as of the date first above written.

Stabilis Solutions Inc.	Employee

BY: ___________________	BY: _______________________
Name: Jim Reddinger	Name: Jim Aivalis
Title: CEO